Exhibit 5.1

August 4, 2008

Blackbaud, Inc.

2000 Daniel Island Drive

Charleston, South Carolina 29492

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Blackbaud, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 7,201,013 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). We understand the Shares are to be issued pursuant to the Company’s 2008 Equity Incentive Plan, and the Kintera, Inc. 2000 Stock Option Plan, as amended, and the Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended, both of which were assumed by the Company, each as may be amended from time to time. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP
Wyrick Robbins Yates & Ponton LLP